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                                                                     EXHIBIT 2.1





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                            ASSET PURCHASE AGREEMENT

                                 by and between

                       EXECUSTAY CORPORATION OF AMERICA,

                             EXECUSTAY CORPORATION,

                     SOUTHERN CALIFORNIA RELOCATIONS, INC.

                                      and

                               JANETTE MACDONELL

                                 March 31, 1998


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is made this 31st day of March, 1998 (the "Agreement") by and among Southern California Relocations, Inc., a California corporation ("Seller"), Janette MacDonell, a resident of the State of California, ExecuStay Corporation of America, a Maryland corporation ("Buyer"), and ExecuStay Corporation, a publicly owned Maryland corporation ("ExecuStay").

         WHEREAS, Seller is engaged in, among other activities, the business of providing interim housing in units located at properties throughout the United States (the "interim housing business");

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Business of Seller (as defined below) upon the terms and conditions set forth herein;

         WHEREAS, as a condition to purchasing the Business and executing this Agreement, Buyer has requested that each of Seller and Janette MacDonell execute a Non-Competition Agreement in the form attached hereto as Exhibit A (the "Non-Competition Agreement"), and each of Seller and Janette MacDonell has agreed to do so; and

         WHEREAS, as a condition to purchasing the Business and executing this Agreement, Buyer has requested that each of Janette MacDonell and the Company's key sales officers listed on Schedule A execute employment agreements with the Buyer (the "Employment Agreements"), and each of Janette MacDonell and the said officers have agreed to do so.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                SALE OF BUSINESS

         1.1 SALE AND PURCHASE OF BUSINESS. Subject to the terms and conditions of this Agreement, Seller shall deliver, transfer and convey to Buyer, and Buyer shall purchase and pay for, the Business and the Non-Competition Agreements. The Business is being sold "as is" with all faults and conditions and no representations and warranties, express or implied, except as set forth in this Agreement. The term "Business" means:





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                 (a)      the list of interim housing customers of Seller,
         which is attached hereto as Schedule 1.1(a);

                 (b) the on-going leases and contracts of Seller with its customers, the underlying property leases with property owners for such customer leases and contracts, and the on-going office property leases of Seller, all as of the Closing Date (all such contracts and leases are hereinafter referred to as the "Assumed Contracts," all of which are listed on Schedule 1.1(b) attached hereto);

                 (c) all equipment (including computer equipment), fixtures, furniture and other tangible assets of Seller listed on
         Schedule 1.1(c) attached hereto (the "Tangible Property");

                 (d) the right to use in perpetuity the Seller's 800 telephone numbers and telephone numbers relating to the Seller's corporate offices in Redwood City, California and any other regional office phone numbers to the extent assignable;

                 (e) all rights to use trademarks, service marks, trade names and all other intellectual property rights of Seller, including the right to use in perpetuity the name Relocations Services, Inc. (all such intellectual property rights are hereinafter referred to as the "Trademarks");

                 (f) all rights pursuant to the non-competition agreements with the Seller's employees listed on Schedule 1.1(f) attached hereto or obtained pursuant to Section 5.1(d) of this Agreement; and

                 (g) the Service Contracts (as defined in Section 1.2 below, all of which are listed on Schedule 1.1(g) attached hereto).

                 The term "Business" does not include:

                 (h) any and all amounts prepaid by Seller for any period after the Effective Time (as defined in Section 2.2 below), which includes payments for rental of real property, furniture and housewares, and all of the related underlying contracts for the provision of services such as electric usage, cable, insurance, televisions, service, water, sewer and telephone; and

                 (i) any amounts billed by Seller but not received by Seller prior to the Effective Time for any period before the Effective Time, which includes payments for rental of real property, furniture and housewares, and all of the related underlying contracts for the provision of services such as electric usage, cable, insurance, televisions, service, water, sewer and telephone.





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         It is understood that the sale of the Business to Buyer pursuant to this Agreement does not involve the sale of real property.

         1.2 ASSIGNMENT OF SERVICE CONTRACTS. With respect to the Assumed Contracts (other than the on-going office property leases of Seller), Seller shall, on the closing date set forth in Section 2.2 (the "Closing Date"), assign to Buyer all of the related underlying contracts for the rental of furniture and housewares and all of the related underlying contracts for the provision of electric usage, cable television service, water, sewer, telephone service and so on (all such contracts are referred to hereinafter the "Service Contracts"). Upon such assignment, and subject to the adjustments to the Closing Date Payment (as defined in Section 2.1) made pursuant to Section 2.3 herein and the subsequent payments made under Section 2.4(a), Buyer shall (a) be entitled to all of Seller's rights (including the right to the return of all security deposits, if any, paid by Seller), (b) assume all of Seller's obligations arising after the Effective Time (as defined in Section 2.2), and
(c) make all further payments due under the terms of the Service Contracts that accrue from and after the Effective Time, as if the named party to each Service Contract were the Buyer.

         1.3 NON-ASSIGNABLE SERVICE CONTRACTS. The parties hereto recognize that it may be impossible or impractical for Seller to assign all of the Service Contracts. A Service Contract that is impossible or impractical to assign shall be referred to hereinafter as a "Non-Assignable Service Contract". Seller agrees that Non-Assignable Service Contracts shall not be extended beyond their initial expiration dates. With respect to each Non-Assignable Service Contract, and subject to the adjustments to the Closing Date Payment (as defined in Section 2.1) made pursuant to Section 2.3 herein and the subsequent payments made under Section 2.4(a), the following shall apply as of the Closing Date and thereafter: (a) Seller shall assign to Buyer its economic rights and obligations with respect to such Non-Assignable Service Contracts;
(b) Seller shall remain legally obligated under the terms of such Non-Assignable Service Contracts; (c) Buyer shall be entitled to all of Seller's rights (including the right to the return of security deposits, if any, paid by Seller), and shall assume all of Seller's financial obligations arising after the Effective Time and make all further payments due by Seller under the terms of the Non-Assignable Service Contracts which accrue from and after the Effective Time; and (d) Buyer shall indemnify and hold Seller harmless for any claim made against Seller due to the non-payment or non-performance by Buyer of any financial or other obligation assumed by Buyer hereunder with respect to each such Non-Assignable Service Contract. Seller and Janette MacDonell shall remain jointly and severally liable for and shall indemnify and hold Buyer harmless for any claim made against Buyer with respect to the non-performance or non-payment of any financial or other obligation of Seller with respect to a Non-Assignable Service Contract which accrued prior to the Effective Time.





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         1.4     ASSUMPTION OF LIABILITIES.  Buyer shall assume the obligations and liabilities of Seller with respect to the Business that arise on or after the Effective Time (the "Assumed Liabilities"). Buyer shall not assume, and Seller shall remain liable for, all of Seller's obligations, liabilities and expenses incurred with respect to the Business or the conduct of the Business which have arisen or accrued prior to the Effective Time (the "Retained Liabilities"), including the accrued vacation of Seller's employees as of the Effective Time.

                                   ARTICLE II

                           PURCHASE PRICE AND CLOSING

         2.1 PURCHASE PRICE. The combined Purchase Price for both the Business being sold to Buyer and the Non-Competition Agreement shall be composed of Four Million Six Hundred Twenty One Thousand Dollars ($4,621,000), payable (i) $3,465,750 in cash, $3,365,750 of which shall be paid on the Closing Date (the "Closing Date Payment") and $100,000 of which will be held in escrow in accordance with Section 2.2(e) below (the "Escrowed Amount") and (ii) $1,155,250 by the issuance to Seller of 94,693 shares of common stock of ExecuStay (the "Purchase Shares," defined as $1,155,250 divided by the average closing price per share of ExecuStay's common stock for the five trading days prior to the Closing Date), subject to the proration adjustments to the Closing Date Payment set forth in Section 2.3 hereof and any payments made pursuant to
Section 2.4 hereof. The Purchase Shares shall have the "piggyback" registration rights provided in Section 4.5 hereto. The Purchase Price is payable as set forth in Section 2.2 of this Agreement.

         2.2     CLOSING; PAYMENT OF PURCHASE PRICE; ESCROW.

                 (a) The sale and purchase of the Business and Non-Competition Agreement (the "Closing") shall occur on or before March 31, 1998 (the "Closing Date"). The Closing will be effective, and amounts due and payable on Assumed Contracts and Service Contracts (including the Non-Assignable Service Contracts) shall be prorated between Buyer and Seller as set forth in Section 2.3 hereof, as of 12:01 a.m. on April 1, 1998 (the "Effective Time").

                 (b) The documents to be transferred and the payments to be made in connection with the transactions contemplated by this Agreement shall occur at the offices of Buyer in Gaithersburg, Maryland or at such other location as may be agreed to by the parties, at 10:00 a.m. on the Closing Date, or at such other time and date as shall be mutually agreed upon by the parties.

                 (c) At the Closing, Seller and Janette MacDonell shall deliver to Buyer and ExecuStay the documents set forth in Article VIII hereof and Buyer





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         and ExecuStay shall deliver to Seller and Janette MacDonell the documents set forth in Article VII hereof.

                 (d) At the Closing, Buyer shall pay the Closing Date Payment, as adjusted pursuant to Section 2.3 hereof, and deliver the Purchase Shares in the following manner:

                          (i) Buyer will deliver to Seller the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller to Buyer prior to the Closing; and

                          (ii) ExecuStay shall deliver to Seller a stock certificate, bearing the following restrictive legend, representing the Purchase Shares:

                          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES OF STOCK MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT EITHER (I) AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS; OR (II) SUCH REGISTRATION OR QUALIFICATION

                 (e) The Escrowed Amount shall be deposited in an escrow account (the "Escrow Account") with an escrow agent (the "Escrow Agent") acceptable to each of Buyer and Seller. Such deposit shall be made pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), which shall be made by and among Buyer, Seller and the Escrow Agent at the Closing Date. The Escrowed Amount shall be available to pay any amounts due to Buyer under Sections 2.4(a) and 2.4(b) hereof. Payment of any amounts due to Buyer shall be made from the Escrow Account in the manner and at as such times as the Escrow Agreement and Section 2.4 hereof provide.
         The release of any remaining Escrowed Amount, together with interest thereon, shall be made to Seller by certified or cashier's check within ten (10) days after the last amount due to Buyer is calculated under Section 2.4 below or at an earlier time if Buyer and Seller so agree.

         2.3 PRORATIONS AND PREPAYMENTS. Amounts due or payable or prepaid on Assumed Contracts and Service Contracts (including the Non-Assignable Service Contracts), whether collection occurs prior to or after the Closing Date, shall be





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prorated as of the Effective Time based on a 365 day year.  Seller is not selling to Buyer and Buyer is not purchasing any of Seller's accounts receivable for amounts due to Seller prior to the Effective Time. At Closing, and subject to the payments to be made after Closing as provided in Section 2.4(a), the following adjustments to the Closing Date Payment and no other shall be made:

                 (a) the Closing Date Payment shall be increased in an amount equal to all amounts prepaid by Seller in connection with the Assumed Contracts or the Service Contracts for any period after the Effective Date, all of which amounts are listed in Schedule 2.3 attached hereto (including payments for rental of real property, furniture and housewares, and all of the related underlying contracts for the provision of services such as electric usage, insurance, cable, television service, water, sewer and telephone);

                 (b) the Closing Date Payment shall be increased in an amount equal to all of the security deposits paid by Seller and not received by Seller prior to the Effective Date in connection with the Assumed Contracts or the Service Contracts, all of which deposits are listed in Schedule 2.3;

                 (c) the Closing Date Payment shall be decreased in an amount equal to all amounts received by Seller in connection with the Assumed Contracts or the Service Contracts for any period after the Effective Date, all of which amounts are listed in Schedule 2.3; and

                 (d) the Closing Date Payment shall be decreased in an amount equal to all of the outstanding deposits received by Seller prior to the Effective Date for any period after the Effective Date in connection with the Assumed Contracts or the Service Contracts, all of which deposits are listed in Schedule 2.3 attached hereto.

         Other than payments required by Section 2.3(a) through (d) above, any uncollected receivables or other amounts due to Seller from third parties after Closing that relate to the operation of the Company prior to the Effective Time shall be collected by Buyer, using its best efforts, and shall be paid to Seller in accordance with Section 2.4(a) below. If Buyer is unable to collect any such amounts due to Seller ninety (90) days after the Effective Time, Seller and Janette MacDonell shall have the right to pursue collection directly.

         2.4     PAYMENTS FOLLOWING CLOSING.

                 (a) Following the Closing, Buyer and Seller shall each make payments to the other in accordance with this Section 2.4(a) for
         (i) any amounts received by either Buyer or Seller after the Closing Date, which amounts would have been subject to prorations under
         Section 2.3 above if





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         such amounts had been received before the Closing Date, (ii) any amounts which should have been included in Schedule 2.3 but were mistakenly omitted on the Closing Date, and (iii) any amounts due to Seller under the last paragraph of Section 2.3 above; PROVIDED that any payments due to Buyer shall be drawn first from the Escrow Account. To determine the amount of the required payments under this
         Section 2.4(a), Buyer and Seller agree to perform the following:

                          (1) an interim accounting of all payments required (an "Interim Accounting") within thirty (30) days of the Closing Date. To the extent that the Interim Accounting indicates that payments are required from Buyer, Buyer shall, within fifteen (15) days thereafter, pay to Seller such required payments. To the extent that the Interim Accounting indicates that payments are required from Seller, Buyer shall be paid from the Escrow Account within fifteen (15) days thereafter in the manner provided in the Escrow Agreement, or, if Seller objects to such payment in a timely manner as provided in the Escrow Agreement, then Buyer shall be paid in accordance with the terms of the Escrow Agreement. If the Escrowed Amount remaining in the Escrow Account is insufficient to cover the required payments, Seller must make the required payments from another source by certified or cashier's check.

                          (2)     a final accounting of all payments required
                 (a "Final Accounting") within sixty (60) days of the Closing
                 Date.    To the extent that the Final Accounting indicates
                 that payments are required from Buyer, Buyer shall, within fifteen (15) days thereafter, pay to Seller such required payments. To the extent that the Final Accounting indicates that payments are required from Seller, Buyer shall be paid from the Escrow Account within fifteen (15) days thereafter in the manner provided in the Escrow Agreement, or, if Seller objects to such payment in a timely manner as provided in the Escrow Agreement, then Buyer shall be paid in accordance with the terms of the Escrow Agreement. If the Escrowed Amount remaining in the Escrow Account is insufficient to cover the required payments, Seller must make the required payments from another source by certified or cashier's check. If the Escrow Account no longer exists, and Seller objects in writing to the Final Accounting within fifteen (15) days of receipt of a written notice by Buyer of any amount due, then the matter shall be submitted to binding arbitration in accordance with
                 Section 2.4(c). In the event and to the extent that Buyer or Seller become aware following the Final Accounting of additional payments that need to be made, such party shall promptly notify the other of such payments, and Buyer and Seller agree that any amount needing to be paid from one to





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                 the other shall be promptly paid by the responsible party to the other, provided that any payments due to Buyer shall be drawn first from the Escrow Account in the manner provided in the Escrow Agreement. If the Escrowed Amount remaining in the Escrow Account is insufficient to cover the required payments, Seller must make the required payments from another source by certified or cashier's check. If the Escrow Account no longer exists, and Seller objects in writing within fifteen (15) days of receipt of a written notice by Buyer of any amount due to Buyer, then the matter shall be submitted to binding arbitration in accordance with Section 2.4(c).

                 (b) Seller and Janette MacDonell shall pay Buyer to the extent that (x) the Bad Debts (defined as the receivables generated, directly or indirectly, from, by or through "Existing Contracts" (as defined below) during a period of up to a maximum of 18-months beginning at the Effective Time (the "Receivable Guarantee Period") that have not been collected by the date ninety (90) days after the date of invoice of each receivable) exceed (y) $________ (0.55% of Seller's gross revenue billed subsequent to April 1, 1998 for those contracts that are assumed as of April 1, 1998), PROVIDED that Buyer shall use its normal billing and collecting practices with respects to any receivables generated, directly or indirectly, from, by or through Existing Contracts. To calculate the amount due to Buyer, if any, Buyer, Seller and Janette MacDonell agree to perform an accounting of the extent of the Bad Debts as of the last day of the Receivable Guarantee Period. Any amount due under this Section 2.4(b) shall be paid to Buyer within fifteen (15) days after the end of the Receivable Guarantee Period from the Escrow Account in the manner provided in the Escrow Agreement, or, if Seller objects to such payment in a timely manner as provided in the Escrow Agreement, then Buyer shall be paid in accordance with the terms of the Escrow Agreement. If the Escrowed Amount remaining in the Escrow Account is insufficient to cover the required payments, Seller or Janette MacDonell must make the required payments from another source by certified or cashier's check. If the Escrow Account no longer exists, and Seller or Janette MacDonell object in writing to Buyer's calculation of any amount due to Buyer within fifteen (15) days of receipt of notice of a written notice by Buyer, then the matter shall be submitted to binding arbitration in accordance with Section 2.4(c). If Seller or Janette MacDonell do not timely object to the calculation of the amount due under this Section 2.4(b), then Buyer may offset the amount due from any compensation or other amounts owed by Buyer to Seller or Janette MacDonell or pursue payment from Seller and Janette MacDonell by other means. For purposes of this Section 2.4(b), the term "Existing Contract" shall mean every contract of Seller pursuant to which any tenant or customer of, and any person or corporation that referred tenants or customers to, Seller is renting interim accommodations from Seller.





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                 (c)      If Seller or Janette MacDonell timely deliver an
         objection to a calculation of any amount due to Buyer pursuant to Sections 2.4(a)(2) or 2.4(b), or if Buyer and Seller or Janette MacDonell disagree as to any amount due to Seller or Janette MacDonell under Section 2.4(a), then the matter shall be submitted to binding arbitration in Palo Alto, California. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon an arbitration award may be entered by any court of competent jurisdiction. Each party shall bear its own costs and expenses (including legal fees) of such arbitration. Payment of any amounts due as a result of any arbitration award shall immediately be made by the party owing such amount by certified or cashier's check. Notwithstanding the submission of any matter to arbitration, Buyer, Seller and Janette MacDonell may agree in writing at any time to settle the matter in dispute and to cancel any on-going arbitration proceedings.

         2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Non-Competition Agreement and the various components of the Business, including, among others, the Assumed Contracts, the Service Contracts and the Tangible Property, all as set forth on Schedule 2.5. Buyer and Seller agree to file all tax returns, including Federal Form 8594, in a manner which is consistent with such allocation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                        OF SELLER AND JANETTE MACDONELL

         Seller and Janette MacDonell represent and warrant as follows:

         3.1     INCORPORATION AND CORPORATE POWER; AUTHORIZATION, NO CONFLICTS.

                 (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted. Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business.

                 (b) Seller has the power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and any related





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agreement by Seller have been duly and validly authorized by the Board of
Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement and any related agreements constitute the legally valid and binding obligations of Seller and Janette MacDonell, enforceable against Seller and Janette MacDonell in accordance with their respective terms. The execution, delivery and performance of this Agreement by Seller and Janette MacDonell and the execution, delivery and performance of any related agreements and the consummation of the contemplated transactions by Seller and Janette MacDonell will not violate or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under the Articles of Incorporation or Bylaws of Seller or any other contract, commitment or arrangement of Seller and Janette MacDonell, or result in the imposition of any encumbrance against any of the Assumed Contracts or the Service Contracts or, to the best knowledge of Seller and Janette MacDonell, violate any applicable law.

         3.2      ASSUMED CONTRACTS, SERVICE CONTRACTS AND TANGIBLE PROPERTY.

                 (a) Schedule 1.1(b) contains an accurate and complete list of all the Assumed Contracts and Schedule 1.1(g) contains an accurate and complete list of all the Service Contracts. To the best knowledge of Seller and Janette MacDonell, (i) each Assumed Contract and each Service Contract is valid and in full force and effect; (ii) Seller has duly performed all of its obligations thereunder; and (iii) no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or any other party or obligor with respect thereto, has occurred or, as a result of this Agreement or consummation of the transactions contemplated by this Agreement, will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any of such Assumed Contract or Service Contract.

                 (b) With respect to any lease which is an Assumed Contract (a "Lease"), in addition to the representations set forth in
         Section 3.2(a) above, Seller represents itself to be the absolute owner of each such Lease with the absolute right and title to assign such Lease, the rents, income and profits due to Seller or to become due to Seller thereunder, and all security deposits and prepaid rents held by Seller with respect thereto. In addition, (i) all Leases are valid and in full force and have not been modified, amended or terminated, except as stated herein; (ii) there are no outstanding assignments or pledges by Seller of any Lease, the rents, income and profits due or to become due thereunder or any security deposits with respect thereto; and (iii) each lessee is in possession and paying rent and other charges as required under its Lease.





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                 (c)      Schedule 1.1(c) contains an accurate and complete
         list of all the Seller's Tangible Property.

         3.3 TITLE TO ASSETS. Seller has, and will continue to have at the Closing Date, good and marketable title to all the Assumed Contracts, the Service Contracts and the Tangible Property. Except with respect to the Non-Assignable Service Contracts, Seller has the right, power, and authority to sell, convey, assign, transfer and deliver the Assumed Contracts, the Service Contracts and the Tangible Property to Buyer in accordance with the terms of this Agreement.

         3.4 LEGAL MATTERS. There is no suit, action, arbitration, legal, administrative or other proceeding or governmental investigation instituted against or, to the best knowledge of Seller and Janette MacDonell, pending or threatened against Seller or Janette MacDonell, or Seller's assets. There is no judgment, order, injunction, or award or decree of any court, governmental authority, or regulatory agency to which Seller or Janette MacDonell is subject, and neither Seller nor Janette MacDonell have received notice that Seller is in violation of any federal, state or local law or regulation including, without limitation, those relating to labor, antitrust, civil rights or equal protection of the law.

         3.5 BROKERS. No brokers, finders or other persons (other than Seller or existing employees of Seller) have been engaged, or brokers' fees, finders' fees, or commissions been incurred, by Seller or Janette MacDonell in connection with the transactions contemplated by this Agreement.

         3.6     PERIOD PRECEDING EXECUTION OF AGREEMENT.   Since the date of
the Latest Financial Statements (as defined in Section 3.13), there has not been to the best of Seller or Janette MacDonell's knowledge:

                 (a) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting Seller or the Business;

                 (b) any pledge by Seller of the Assumed Contracts, Service Contracts or the Tangible Property; or

                 (c) any notice received by Seller that a contract is in default.

         3.7 SUPPLEMENTS TO SCHEDULES. From time to time after the date of this Agreement and prior to Closing, Seller and Janette MacDonell shall promptly inform Buyer in writing and supplement or amend any Schedules or Exhibits to this Agreement, if any matter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule or Exhibit or if it becomes necessary to correct any information in such Schedule or Exhibit which has become inaccurate in any material respect.

         3.8     REASONABLE EFFORTS.   Seller and Janette MacDonell from the
date of this Agreement until the Closing Date will (i) use reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency, or third party required to be obtained by it in connection with this Agreement or the taking of any action in connection with the consummation hereof, (ii) duly comply with all applicable laws as may be required for the valid and effective sale and transfer of the Business and for the performance of all of the acts and all things contemplated by this Agreement and (iii) take all reasonable actions necessary and appropriate to preserve and protect the value of the Business.

         3.9 NOTIFICATION. Prior to the Closing, Seller, and Janette MacDonell shall give prompt notice to Buyer of (i) any event or alleged event which would constitute a default under this Agreement or which would cause any warranty or representation of Seller or Janette MacDonell under this Agreement to be untrue or misleading, or (ii) any notice or other communication from any third party alleging that the consent from any such third party is or may be required with respect to the transactions contemplated in this Agreement.

         3.10 NO NEGOTIATIONS OUTSIDE AGREEMENT. Prior to Closing or the termination of this Agreement, Seller and Janette MacDonell, and their agents and representatives, will not discuss a possible merger, sale or other distribution of all or any part of the Business (a "Sale") with any other person or provide any information to any other person regarding Seller, other than (i) information provided to legal counsel, investment advisors, accountants and other representatives acting in a fiduciary capacity or (ii) information which is traditionally provided in the regular course of Seller's business operations to third parties where Seller has no reason to believe that such information may be utilized to evaluate a possible Sale. Seller and Janette MacDonell represents that neither Seller nor Janette MacDonell is a party to or bound by any Agreement with respect to a Sale other than this Agreement.

         3.11 INTELLECTUAL PROPERTY RIGHTS. Seller owns and possesses all right, title and interest, or holds a valid license, in and to trademarks, service marks, trade names, corporate names, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Seller or used in, developed for use in or necessary to the conduct of the Seller's Business as now conducted or planned to be conducted. Seller does not license to third parties any of its intellectual property. Neither Seller nor Janette MacDonell has received any notice of, nor are there any facts known to the Seller or Janette MacDonell which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Seller's intellectual property rights; no claim by any third party contesting the validity of any of the Seller's intellectual property rights has been made, is currently outstanding or, to the best knowledge of the

Seller and Janette MacDonell, is threatened; and neither the Seller nor Janette MacDonell have received any notice of any infringement, misappropriation or violation by the Seller of any intellectual property rights of any third parties and the Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights.

         3.12 CUSTOMERS AND SUPPLIERS. Schedule 3.12 lists the ten largest customers and suppliers of the Business for the fiscal year ended December 31, 1997 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Seller attributable to such customer or supplier for such period. Since December 31, 1997, no customer or supplier listed on Schedule 3.12, and in particular Intel and State Farm, has indicated that it will stop doing business with, or significantly decrease the rate of business done with, the Seller.

         3.13    FINANCIAL STATEMENTS.   Seller and Janette MacDonell have
delivered to Buyer (a) balance sheets relating to the Seller as at December 31, 1995 and December 31, 1996 and statements of income for the fiscal periods then ended; and (b) a balance sheet relating to the Seller as at December 31, 1997 (the "Latest Balance Sheet") and statements of income for the period then ended (the documents provided under this Section 3.13(b) are hereinafter referred to as the "Latest Financial Statements," and the documents provided under Sections 3.13(a) and (b) are hereinafter referred to as the "Financial Statements"). True and correct copies of the Financial Statements are attached hereto as Exhibit C. All such Financial Statements are true, correct and accurate in all respects and have been compiled in accordance with statements on standards for accounting and review services issued by the American Institute of Certified Public Accountants.


         3.14    TAX MATTERS.

                 (a) Each of Seller and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 3.16(b) hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (f) below) or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                 (b) There are no liens for Taxes upon any of the assets, except liens for Taxes not yet due.

                 (c) No deficiency for any Taxes has been proposed, asserted or assessed against Seller or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Seller by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Seller does not expect the assessment of any additional Taxes on Seller or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes on Seller or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

                 (d) Neither Seller nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Seller or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                 (e) Neither Seller nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

                 (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or any Tax Affiliate.

         3.15 EMPLOYEES. Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.15, and only with respect to employees of Seller who perform functions in connection with the Business: (a) to the best knowledge of Seller and Janette MacDonell, no employee of Seller and no group of the Seller's employees has any plans to terminate his or her employment; (b) Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Seller nor is Seller aware of any facts that would give rise to such a claim; (e) to the best knowledge of Seller, no employee of Seller is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller set forth under the caption referencing Section 4.18 hereof in the Disclosure Schedule.

         3.16    EMPLOYEE BENEFIT PLANS.

                 (a) Except as set forth in the Disclosure Schedule under the caption referencing Section 3.16 hereof in the Disclosure Schedule, with respect to all employees and former employees of Seller who perform or performed functions in connection with the Business and all dependents and beneficiaries of such employees and former employees: (i) Seller does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 414(i) of the Code; (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                 (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which Seller does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

                 (c) Buyer has received true and complete copies of (i) the most recent determination letter, if any, received by Seller from the Internal Revenue Service regarding the Plans which Seller maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

                 (d) Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 4.19 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

                 (e) Neither Seller nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Seller, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

                 (f) Seller has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and
Part 6 of Title I and Section 502(i) of ERISA.

         3.17 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed or recorded on the Latest Balance Sheet, the Seller has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not insured) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except for liabilities which have arisen after the date of the Latest Balance Sheet arising in the ordinary course of business.

         3.18 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Financial Statements, there has been no material adverse change in customer, employee or supplier relations, or the business condition of Seller.

         3.19 LIMITATIONS REGARDING REPRESENTATIONS AND WARRANTIES. As used in this Agreement or in any other agreement, document, certificate or instrument delivered by Seller or Janette MacDonell to Buyer, the phrase "to the best of Seller's and/or Janette MacDonell's actual knowledge", "to the best of Seller's and/or Janette MacDonell's knowledge" or any similar phrase shall mean the knowledge, after due inquiry, of Janette MacDonell and each and every officer and director of Seller. Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller or Janette MacDonell is inaccurate in any material respect, or if it believes that Seller or Janette MacDonell has failed to deliver to Buyer any document or material which it or she is obligated to deliver hereunder.

         3.20 DISCLOSURE. Neither this Agreement nor any other agreement, document, certificate or instrument nor the Financial Statements delivered by Seller or Janette MacDonell to Buyer, taken as a whole, contains any untrue statement of a material fact regarding the Seller or its Business or any of the other matters dealt with in this Article III relating to the Seller, the Business or the transactions contemplated by this Agreement. There is no fact specific to the Business that has not been disclosed to Buyer of which Seller or Janette MacDonell or any officer or director of the Seller is aware which could materially affect adversely the Business, including operating results, assets, customer relations and employee relations, of the Business.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer represents, warrants, and covenants as follows:

         4.1 AUTHORITY; APPROVAL OF TRANSACTIONS. Buyer has the power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and any related agreement by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and any related agreements constitute the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement by Buyer and the execution, delivery and performance of any related agreements and the consummation of the contemplated transactions by Buyer will not violate or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under the Articles of Incorporation or Bylaws of Buyer or any other contract, commitment or arrangement of Buyer, or violate any law.

         4.2 LEGAL MATTERS. There is no suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened against or related to it which might adversely affect or restrict its ability to consummate the transactions contemplated hereby.

         4.3 BROKERS. No brokers, finders or other persons have been engaged, or brokers' fees, finders' fees or commissions incurred, by Buyer in connection with the transactions contemplated by this Agreement.

         4.4 REASONABLE EFFORTS. From the date of this Agreement until the Closing, Buyer will (i) use reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency, or third party required to be obtained by it in connection with this Agreement for the taking of any action in connection with the consummation hereof and (ii) duly comply with all applicable laws as may be required for the performance of all acts and all things contemplated by this Agreement.

         4.5 PIGGYBACK REGISTRATION RIGHTS. The Purchase Shares shall have the following piggyback registration rights:

                 (a) If ExecuStay shall propose to file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") (except registrations on such Forms or similar form(s) solely for registration of securities in connection with an employee benefit plan, dividend reinvestment or stock option plan or a merger or consolidation), covering an underwritten public offering of ExecuStay's Common Stock within two years from the date of this Agreement, ExecuStay will notify the Seller and Janette MacDonell in writing at least thirty days prior to each such filing and will include in the registration statement (to the extent permitted by applicable regulation), but on one occasion only (except as otherwise set forth in the last sentence of this Section 4.5(a) below) under this Section 4.5, the Purchase Shares to the extent requested by Seller and Janette MacDonell, which request must made in writing
         within ten days after the receipt of any such notice.   If the
         registration statement filed pursuant to the thirty day notice has not become effective within six months following the date such notice is given to Seller and Janette MacDonell, ExecuStay must again notify Seller and Janette MacDonell in the manner provided above. Notwithstanding, the number of Purchase Shares proposed to be registered thereby shall be reduced upon the request of the managing underwriter(s) of such offering. If, as a result of such a request by the managing underwriter(s), less than all of the Purchase Shares are registered, Seller and Janette MacDonell shall be entitled for a period of two years following such registration to another one-time right to register the remaining Shares in accordance with the provisions of this Section 4.5.

                 (b) All expenses of any such registration statement referred to in this Section 4.5, except the fees of counsel to Seller and Janette MacDonell (unless Seller and Janette MacDonell use ExecuStay's counsel, in which case ExecuStay shall pay for such fees), underwriting commission or discounts, filing fees, and any transfer or other taxes applicable to such Purchase Shares, shall be borne by ExecuStay.

                 (c) Except as provided in Section 4.5(a) above, upon effectiveness of a registration statement which includes some or all of the Purchase Shares, the rights under this Section 4.5 shall terminate. The rights under this Section 4.5 shall be available exclusively to Seller and Janette MacDonell, her heirs and the personal representatives of her estates, and shall not be available to any transferee or purchaser of the Purchase Shares other than Janette MacDonell.

                 (d) ExecuStay will furnish the Seller and Janette MacDonell with a reasonable number of copies of any prospectus included in such filings and will amend or supplement, at ExecuStay's expense, the same as required during the period of required use thereof.

                 (e) In the case of the filing of any registration statement, and to the extent permissible under the Securities Act, and controlling precedent thereunder, ExecuStay, Seller and Janette MacDonell shall provide cross indemnification agreements to each other in customary scope, including but not limited to any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state laws, of covering the accuracy and completeness of the information furnished by each.

                 (f) Seller and Janette MacDonell agree to cooperate with ExecuStay in the preparation and filing of any such registration statement, and in furnishing of information concerning the Seller and Janette MacDonell for inclusion therein, or in any efforts by ExecuStay to establish that the proposed sale is exempt under the Securities Act as to any proposed distribution.

                                   ARTICLE V

                   COVENANTS OF SELLER AND JANETTE MACDONELL

         5.1 CONDUCT OF THE BUSINESS. Seller and Janette MacDonell agree to observe each term set forth in this Section 5.1 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

                 (a) Seller and Janette MacDonell shall not, directly or indirectly, sell, pledge, dispose of or encumber any part of the Business, except in the ordinary course of business.

                 (b) The Business shall be conducted only in, and Seller and Janette MacDonell shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and practice;

                 (c) Seller and Janette MacDonell shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business: (i) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (iv) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (v) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c);

                 (d) Seller and Janette MacDonell shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants (except for bonuses paid to certain of Seller's employees in the amounts listed in Schedule 5.1(d)); or (ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof (except for bonuses paid to certain of Seller's employees in the amounts listed on Schedule 5.1(d)); PROVIDED, HOWEVER, that if certain employees listed on
Schedule 5.1(d) either do not have non-competition agreements with Seller or have non-competition agreements with Seller that cannot be assigned to Buyer as part of the Business, then Seller or Janette MacDonell must require such employees, as consideration for receiving their bonuses, to execute non-competition agreements with Seller, in form satisfactory to Buyer, which non-competition agreements shall be assignable and assigned to Buyer at the Effective Time as part of the Business.

                 (e) Seller and Janette MacDonell shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

                 (f) Seller shall not cancel or terminate its current insurance policies covering the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                 (g) Seller and Janette MacDonell shall (i) use their best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing;
(iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to

Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller or Janette MacDonell shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

                 (h) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Business and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; (iii) make any such Tax elections or other discretionary positions with respect to taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return;

                 (i) Neither Seller nor Janette MacDonell shall make any election with respect to taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of the Buyer with respect to any period ending after the Closing Date.

         5.2 CONDITIONS. Seller and Janette MacDonell shall take all commercially reasonable actions necessary to cause the conditions set forth in
Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

         5.3     COOPERATION WITH AUDIT; AUDIT COST.   Seller and Janette
MacDonell shall cooperate in any audit conducted by Buyer's accountants that may be necessary in connection with any filing of Form 8-K with the Securities and Exchange Commission. Buyer shall pay the costs of Buyer's accountants in any analysis and reviews Buyer may perform as to Seller's financial statements and any audit Buyer may conduct as described in the preceding sentence.

                                   ARTICLE VI

                               COVENANTS OF BUYER

                 Buyer covenants and agrees with Seller and Janette MacDonell as follows:

         6.1 CONDITIONS. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

                                  ARTICLE VII

                           CONDITIONS TO SELLER'S AND
                    JANETTE MACDONELL'S OBLIGATION TO CLOSE

         Seller's and Janette MacDonell's obligations hereunder are subject to the fulfillment prior to or at Closing of each of the following conditions, the performance of any of which may be waived in writing by Seller and Janette MacDonell.

         7.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING. Buyer's representations and warranties, contained in this Agreement, shall be true in all material respects at Closing as though such representations and warranties were made as of such time.

         7.2 COMPLIANCE. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by Buyer prior to or at Closing.

         7.3 ASSIGNMENT AND ASSUMPTION AGREEMENT. Buyer shall have executed and delivered to Seller an Assignment and Assumption Agreement, attached hereto as Exhibit D, whereby Seller assigns the Business to Buyer and Buyer assumes the Assumed Liabilities from Seller.

         7.4 CLOSING DOCUMENTS. On the Closing Date, Buyer and ExecuStay shall have delivered to Seller and Janette MacDonell the following Closing
Documents:

                 (a) an executed copy of each of this Agreement and any other agreement, document, certificate or instrument delivered by Buyer;

                 (b) a certificate executed by Buyer, dated the Closing Date, stating that the covenants set forth in Sections 7.1 and 7.2 above have been satisfied;

                 (c) the stock certificate or certificates issued to Seller representing the Purchase Shares, which certificates shall include the restrictive legend set forth in Section 2.2(d)(ii) of this Agreement;

                 (d) such other certificates, documents and instruments as Seller and Janette MacDonell reasonably request related to the transactions contemplated hereby;

                 (e) a copy of the text of the resolutions adopted by the board of directors of Buyer and ExecuStay authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed by the secretary of Buyer and ExecuStay certifying to Seller that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                 (f) incumbency certificates executed on behalf of Buyer and ExecuStay by its corporate secretary certifying the signature and office of each officer of Seller executing this Agreement and any other agreement, document, certificate or instrument delivered by Seller;

                 (g) the two-year employment agreement between Janette MacDonell and Buyer referred to in Section 8.5 hereof in the form attached hereto as Exhibit E; and

                 (h) an opinion from counsel to ExecuStay as to the legality of the Purchase Shares in the form attached hereto as Exhibit F.

                                  ARTICLE VIII

                   CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligations hereunder are subject to the fulfillment prior to or at Closing of each of the following conditions, the performance of any of which may be waived in writing by Buyer.

         8.1 REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING. The representations and warranties of Seller and Janette MacDonell contained in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller or Janette MacDonell to Buyer, shall be true in all material respects at Closing as though such representations and warranties were made as of such time.

         8.2     COMPLIANCE.   Seller and Janette MacDonell shall have
performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by it or her prior to or at Closing.

         8.3 DUE DILIGENCE RESULTS. Nothing shall have come to the attention of Buyer or its agents in the course of its due diligence investigation, pursuant to Section 10.1 or otherwise, which demonstrates that any representation or warranty of Seller or Janette MacDonell is inaccurate or incomplete.

         8.4 NON-COMPETITION AGREEMENTS. Seller and Janette MacDonell shall have executed and delivered to Buyer the Non-Competition Agreements, the execution and delivery of such agreements being a material inducement to Buyer to enter into this Agreement.

         8.5 EMPLOYMENT AGREEMENTS. Janette MacDonell shall have executed and delivered to Buyer a two-year employment agreement in the form attached hereto as Exhibit E, and the individuals listed in Schedule A shall have executed and delivered to Buyer employment agreements of at least one year with Buyer, all of which shall be satisfactory to Buyer.

         8.6 NO MATERIAL ADVERSE CHANGES. Since the date of this Agreement, there has been no material adverse change in customer, employee or supplier relations, or the business condition of Seller.

         8.7 NO RELATED LITIGATION. There is no instituted or pending action or proceeding before any court or governmental authority or agency, domestic or foreign, or, to the best of Seller's or Janette MacDonell's knowledge, threatened action or proceeding, to which the Seller or Janette MacDonell are a party (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of Seller, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the agreements related to this Agreement, or (iv) otherwise relating to the transactions contemplated hereby.

         8.8 ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement whereby Seller assigns the Business to Buyer and Buyer assumes the Assumed Liabilities from Seller.

         8.9 CLOSING DOCUMENTS. On the Closing Date, Seller and Janette MacDonell have delivered to Buyer the following Closing Documents:

                 (a) an executed copy of each of this Agreement, the Non-Competition Agreements and the Employment Agreements, and any other agreement, document, certificate or instrument delivered by Seller or Janette MacDonell;

                 (b) certificates executed by Seller and Janette MacDonell, dated the Closing Date, stating that the covenants set forth in Sections 8.1 and 8.2 above have been satisfied;

                 (c) any consents required to properly assign the Assumed Contracts and the Service Contracts to Buyer, to the extent obtainable;

                 (d) a copy of the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed by the secretary of Seller certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                 (e) incumbency certificates executed on behalf of Seller by its corporate secretary certifying the signature and office of each officer of Seller executing this Agreement and any other agreement, document, certificate or instrument delivered by Seller;

                 (f) all documents necessary to vest in Buyer clear and good title to all the Tangible Property;

                 (g) all documents necessary to assign to Buyer all of Seller's economic rights under the Non-Assignable Service Contracts;

                 (h) non-competition agreements between Seller and certain of its employees obtained pursuant to Section 5.1(d) above; and

                 (i) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

                                   ARTICLE IX

                                INDEMNIFICATION

         9.1 INDEMNIFICATION BY SELLER AND JANETTE MACDONELL. In addition to any other indemnification contained in this Agreement, Seller and Janette MacDonell jointly and severally covenant and agree with Buyer to indemnify Buyer and ExecuStay Corporation (its parent company), their directors, officers, shareholders, agents, advisors and lenders and their successors and assigns, and hold them harmless from, against, and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages, and expenses (including interest which may be imposed in connection therewith, court costs, and reasonable fees and disbursements of counsel) (collectively, "Damages"), incurred by any of them in connection with:

                 (a) any misrepresentation, omission or breach of any of the representations, warranties, covenants or agreements made by Seller or

         Janette MacDonell in this Agreement, in the Exhibits or Schedules hereto, or any agreements delivered in connection with the transactions contemplated hereby; or

                 (b)      the Retained Liabilities.

         9.2 INDEMNIFICATION BY BUYER. In addition to any other indemnification contained in this Agreement, Buyer covenants and agrees with Seller and Janette MacDonell to indemnify Janette MacDonell and Seller, its directors, officers, shareholders, agents, advisors and lenders and their successors and assigns, and hold them harmless from, against, and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages, and expenses (including interest which may be imposed in connection therewith, court costs, and reasonable fees and disbursements of counsel) (collectively, "Damages"), incurred by any of them in connection with:

                 (a) any misrepresentation, omission or breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any agreement delivered in connection with the transactions contemplated hereby; or

                 (b)      the Assumed Liabilities.

         9.3 RIGHT TO DEFEND, ETC. Within seven (7) days after the written assertion against a party which is protected by the indemnification provisions of Sections 9.1 and 9.2 above (an "Indemnified Party") by a third person of a claim or liability which would entitle the Indemnified Party to Damages, the Indemnified Party shall give written notice of the claim to the party obligated to indemnify it ("Indemnifying Party"). Failure to give such notice, or any delay prejudicial to the interests of the Indemnifying Party, shall relieve the Indemnifying Party of any obligation of indemnification with respect to such claim or liability to the extent the Indemnifying Party is in fact prejudiced by such failure or delay. Upon receipt of timely notice, the Indemnifying Party shall undertake the responsibility for the defense of such claim, at its own expense. If, within seven (7) days after delivery of the notice of claim by the Indemnified Party, the Indemnifying Party fails to advise the Indemnified Party of its agreement to contest and defend against any such claim, or if the Indemnifying Party does not participate in such litigation, proceedings, or settlement negotiations, for any reason, then the Indemnified Party shall have the right, at the Indemnifying Party's expense, to take such action as it deems appropriate to defend, contest, settle, or compromise any such claim or liability, and the Indemnifying Party agrees to be bound by any and all rulings, judgments, compromises, and settlements reached by the Indemnified Party in good faith, in the same manner as if it has participated therein.

         9.4     PAYMENT.

                 (a) Each Indemnifying Party agrees to reimburse each Indemnified Party within thirty (30) days after presentation of an itemized statement of Damages incurred by such Indemnified Party.

                 (b) If payment is not made within such thirty (30) day period, the Indemnified Party may offset such Damages against any amounts owed by it to the Indemnifying Party.

         9.5 SETTLEMENT. Except as otherwise provided in this Agreement, no Indemnified Party shall be entitled to indemnification under this Article VII if such Indemnified Party voluntarily makes any payment in respect of, settles, or offers to settle, or consents to any compromise or admits liability with respect to, any third- party claim without the prior consent (which consent shall not be unreasonably withheld) of the Indemnifying Party.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 INVESTIGATION OF SELLER'S RECORDS. Buyer may at any time prior to Closing, through its representatives, accountants or counsel, make such investigation of Seller's records relating to the Business as Buyer deems reasonably necessary or advisable, and its representatives shall have access to both Seller's premises and to such books, records and documents as Buyer shall reasonably request. Buyer shall be furnished such operating data and other information as it may reasonably request. Such investigation shall be at Buyer's expense.

         10.2. CONFIDENTIALITY. The parties to this Agreement agree that this Agreement and the transactions contemplated by this Agreement, as well as any other agreements between any of the same parties with respect to the transactions contemplated by this Agreement, and any information provided to Buyer by Seller or Janette MacDonell regarding the leases subject to this Agreement or regarding the transactions contemplated by this Agreement, shall be held in strict confidence by each party hereto prior to the Closing; provided, however that the parties to this Agreement agree that the confidentiality required by this Section 10.2 shall not be breached as a result of any filings made by Buyer or ExecuStay Corporation with the Securities and Exchange Commission.

         10.3 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing: (a) by unanimous consent of Seller and Buyer; or (b) by Buyer if, as a result of its investigation made pursuant to Section 10.1, Buyer in its sole discretion determines not to proceed to Closing on this

Agreement. Except as otherwise provided herein, termination of this Agreement pursuant to this Section 10.3 shall terminate all obligations of the parties hereunder.

         10.4 REMEDIES FOR BREACH OF CONTRACT. In the event of a breach by any party to this Agreement of any of its provisions, the non-breaching party shall be entitled to (a) injunctive relief, in whole or in part and from time to time, as more fully described below and (b) to seek actual damages. The parties acknowledge that remedies at law for any breach of the provisions of this Agreement will be inadequate and, accordingly, that the non-breaching party shall, in addition to all other available remedies (including, without limitation, seeking such monetary damages as can be shown to have been sustained by reason of such breach, subject to the limitation set forth in the preceding sentence), be entitled to injunctive or other equitable relief; and the parties to this Agreement further agree that they shall not plead or otherwise defend any claim of breach or threatened breach on grounds of adequate remedy at law in an action by the non-breaching party for injunctive
relief.   Injunctive relief and the right to seek actual damages (subject to the limitation set forth above) shall be cumulative and nonexclusive remedies and shall be in addition to any other remedy to which a non-breaching party hereunder is entitled.

         10.5 RISK OF LOSS. If, prior to Closing, furniture located pursuant to any rental contract between Seller and another party in units subject to leases or rentals assigned pursuant this Agreement is destroyed or damaged, such loss shall be borne, as between Buyer and Seller, solely by Seller.

         10.6 SALES TAXES. Seller shall pay or have reduced from the Purchase Price otherwise payable to Seller all sales, transfer, excise and documentary taxes, and all recordation and filing fees, if any, payable in connection with the transactions contemplated hereby.

         10.7 GOVERNING LAW; VENUE. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the internal laws, and not the law of conflicts, of the State of California. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the Courts of the State of California.

         10.8 TIME IS OF THE ESSENCE. Time is material and of the essence with regard to the performance of all obligations and the payment of all sums pursuant to this Agreement.

         10.9 EXPENSES. Each party will pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

         10.10 HEADINGS. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the sections in which they appear.

         10.11 INCORPORATION OF EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules attached hereto is by this reference incorporated herein and made a part of this Agreement.

         10.12 NOTICES. Any notice or other communication required, permitted or desirable hereunder, shall be sufficiently given if sent to a party by facsimile to the facsimile number shown below for such party or if sent to a party by certified United States mail to the address shown below for such party.

                 SELLER:              Relocation Services, Inc.
                                      652 Bair Island Road, Suite 207
                                      Redwood City, California 94063-2738
                                      Attn:  Ms. Janette MacDonell
                                      Facsimile Number: (301) 948-7118

                 JANETTE
                 MACDONELL:


                                      Facsimile Number: (650) 306-0122

                 With Copy To:        Anton M. Rosandic, Esq.
                                      The Benice Group
                                      P.O Box 16579
                                      Irvine, CA 92623-6579
                                      Facsimile Number:   (714) 885-9199

                 BUYER and
                 EXECUSTAY:           Gary R. Abrahams, President
                                      ExecuStay Corporation of America
                                      7595 Rickenbacker Drive
                                      Gaithersburg, MD  20879
                                      Facsimile Number:  (301) 948-7118

                 With Copy To:        John T. Kramer, Esq.
                                      Dorsey & Whitney LLP
                                      220 South Sixth Street
                                      Minneapolis, MN 55402
                                      Facsimile Number:  (612) 340-8738

         10.13 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         10.14 NO ASSIGNMENT WITHOUT APPROVAL. This Agreement shall not be assigned by the Buyer or Janette MacDonell without the prior written approval of the other parties to this Agreement.

         10.15 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules attached hereto, sets forth the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to, attached hereto or contained herein. This Agreement cannot be waived, modified or changed except by a writing signed by all of the parties hereto.

         10.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and/or by facsimile signature, any one of which need not contain the signatures of more than one party, but each of which shall constitute an original and all such counterparts taken together shall constitute one and the same instrument.

         10.17 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.18 ATTORNEYS' FEES. In any action brought by any of the other parties to this Agreement in connection with this Agreement and the transactions contemplated hereby, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the day and year first above written.





BUYER                                                SELLER


EXECUSTAY CORPORATION                                SOUTHERN CALIFORNIA
OF AMERICA                                           RELOCATIONS, INC.


By:     /s/ Gary R. Abrahams                         By:     /s/ Janette MacDonell
   ----------------------------------                   ----------------------------------
      Gary R. Abrahams,                                     Janette MacDonell
      President                                             President



EXECUSTAY CORPORATION                                  JANETTE MACDONELL


By:     /s/ Gary R. Abrahams                                /s/ Janette MacDonell
   -----------------------------------                 -------------------------------------
      Gary R. Abrahams,
      President